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EXHIBIT 99.1

         NEWS RELEASE







         PAXAR CORPORATION                           For additional information,
         105 Corporate Park Drive                    contact:

         White Plains NY 10604                       Jack Plaxe
         914 697-6800 Fax 914 697-6893               Senior Vice President
                                                     And Chief Financial Officer
                                                     914 697-6814

For Immediate Release

             PAXAR ANNOUNCES PLAN TO ACQUIRE BORNEMANN & BICK GROUP Acquisition to Provide Strategic Market Presence in Germany

WHITE PLAINS, NY, DECEMBER 28, 1999--PAXAR CORPORATION (NYSE: PXR) today announced that it has signed a letter of intent to acquire the Bornemann & Bick ("B&B") group of companies in an all-cash transaction. Completion of the transaction, which is subject to the execution of a definitive agreement, is expected to occur late in the first quarter of 2000. Other terms of the transaction have not been disclosed.

B&B, a private company headquartered in Germany, is a leading manufacturer of a broad range of apparel identification products and a major producer of woven label products in Europe. Established in 1926, B&B has developed a global manufacturing and sales presence with wholly owned operations in Germany, Hong Kong, China, Turkey and Poland, and joint ventures in India, Italy and Spain. Total annual sales for the B&B group approximate $60 million. Current management, under Gerhard Bornemann and his sons, Ulrich and Georg, will remain in their present capacities and continue to run the day-to-day operations of B&B.

Arthur Hershaft, Chairman and Chief Executive Officer of Paxar, stated, "The acquisition of B&B will enhance Paxar's strategic positioning in Europe by providing a very strong presence in Germany with both apparel manufacturers and retailers. In addition, we will be able to leverage B&B's manufacturing capabilities in China, Turkey and India, which are major apparel sourcing countries for Paxar's existing European customers and many of our U.S. customers."

Mr. Hershaft continued, "The acquisition will fit seamlessly into Paxar's already extensive global operations and is expected to be accretive from day one. B&B has become highly successful in a competitive market environment and has a strong focus in providing quality products to its clients. I am delighted that the Bornemanns have decided to merge their business with Paxar's. Their leadership and entrepreneurial drive have been and will continue to be of great importance to the development of the business."


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Mr. Gerhard Bornemann said, "I have watched the development of Paxar's global business with great admiration. While B&B has expanded globally in order to serve our customers, it has become apparent to me that there are many benefits to be gained by joining Paxar. Paxar has the product range, the global presence and the financial resources necessary to compete successfully throughout the world's markets. I am especially impressed with Paxar's strategy to become a solutions provider to its apparel manufacturing and retailing customers. This value-added proposition will help the combined companies solidify their position as a preeminent supplier to those industries."

Paxar is the world leader in apparel identification and a leading provider of identification and tracking solutions to customers across the retail supply chain and selective markets.

Statements in this release about the future outlook related to Paxar Corporation involve a number of factors affecting the Company's business and operations that could cause actual future results to differ materially from those contemplated by forward-looking statements. Forward-looking statements include those indicated by words such as "expect". Affecting factors include general economic conditions and the performance of the Company's operations within its prevailing business markets around the world, as well as other factors set forth in Paxar's 1998 Form 10-K Annual Report.

 For more information on Paxar, phone the Investor Relations Dept.: 914-697-6814 or visit our company's website: www.paxar.com